UMB SCOUT FUNDS

PROPOSED RESOLUTIONS
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AUTHORIZATION TO RENEW INVESTMENT COMPANY BLANKET BOND

         RESOLVED, that the proper officers of the Funds are hereby authorized to take such actions as necessary to enter into an investment company blanket bond for a one-year period from June 30, 2006 to June 30, 2007, in the amount specified in the current contract; and

         FURTHER RESOLVED, that the appropriate officers of the Funds are hereby authorized to increase the amount of the Funds' fidelity bond as may be necessary to satisfy the minimum coverage requirements of Rule 17g-1(d) under the 1940 Act; and

         FURTHER RESOLVED, that the payment of the premium for the investment company blanket bond be, and hereby is authorized; and

         FURTHER RESOLVED, that C. Warren Green, Treasurer and Principal Financial Officer, is hereby designated pursuant to the requirements of paragraph (h) of Rule 17g-1 to make the filings and give the notices required by paragraph (g) of that Rule.